Transfer Agency and Service Agreement

Between

Each of the DoubleLine Closed-End Investment Companies

Listed on Schedule A Attached Hereto

and

Computershare Trust Company, N.A.

and

Computershare Inc.

THIS TRANSFER AGENCY AND SERVICE AGREEMENT, effective as of April 13, 2026 (“Effective Date”), is by and between each of the DoubleLine closed-end investment companies listed on Schedule A attached hereto, as may be amended from time to time (“Schedule A”), severally and not jointly (each such investment company, a “Fund”), and Computershare Inc., a Delaware corporation (“Computershare”), and its fully owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company (“Trust Company”, and together with Computershare, “Agent”), each having a principal office and place of business at 150 Royall Street, Canton, Massachusetts 02021. A separate transfer agency and service agreement between each Fund and Agent, effective as of the Effective Date, will be deemed to have been established, the terms of which are set forth in this Agreement. As used herein “party” means Agent or Fund, as applicable, and “parties” means Agent and Fund(s).

WHEREAS, each Fund desires to appoint Trust Company as its sole transfer agent and registrar for the Shares, and administrator of any Plans (defined below) for Fund, and Computershare as processor of all payments received or made by Fund under this Agreement, as of the commencement date indicated for such Fund in Schedule A (“Commencement Date”);

WHEREAS, Trust Company and Computershare will each separately provide specified services covered by this Agreement and, in addition, Trust Company may arrange for Computershare to act on behalf of Trust Company in providing certain of its services covered by this Agreement; and

WHEREAS, Trust Company and Computershare desire to accept such respective appointments and perform the services related to such appointments;

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. CERTAIN DEFINITIONS.

1.1 “Account” means the account of each Shareholder which reflects any full or fractional Shares held by such Shareholder, outstanding funds, or reportable tax information.

1.2 ”Agreement” means this agreement and any and all exhibits or schedules attached hereto and any and all amendments or modifications which may from time to time be executed.

1.3 “Confidential Information” means any and all technical or business information relating to a party, including, without limitation, financial, marketing and product development information, Shareholder Data (including any non-public information of such Shareholder), Personal Information, Proprietary Information, and the terms and conditions (but not the existence) of this Agreement, that is disclosed or otherwise becomes known to the other party or its affiliates, agents or representatives before or during the term of this Agreement, as well as any other information designated as confidential or proprietary by the disclosing party or otherwise disclosed in a manner such that a reasonable person would understand its confidential nature. Confidential Information may constitute trade secrets and is of great value to the owner (or its affiliates). Except for Personal Information and Proprietary Information, Confidential Information shall not include any information that is: (a) already known to the other party or its affiliates on a non-confidential basis at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.

1.4 “DSPP” means direct stock purchase plan.

1.5 “Personal Information” means information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular living individual, including without limitation names, signatures, addresses, e-mail addresses, telephone numbers, account numbers and information, social security numbers and other personal identification numbers, financial data, date of birth, transaction information, user names, passwords, security codes, employee ID numbers, identity photos, and any other information defined in applicable privacy laws or regulations as personal information, that Agent receives from Fund, is otherwise obtained by Agent in connection with this Agreement, or to which Agent has access in the course of performing the Services.

1.6 “Plans” means any dividend reinvestment plan, DSPP, or other investment programs administered by Trust Company for Fund relating to the Shares, whether as of the Effective Date or at any time during the term of this Agreement.

1.7 “Services” means all services performed or made available by Agent pursuant to this Agreement.

1.8 “Share” means, with respect to each Fund, shares of each class indicated for the Fund in Exhibit A, authorized by Fund’s Agreement and Declaration of Trust and Bylaws, and other classes of Fund’s shares to be designated By Fund in writing and which Agent agrees to service under this Agreement.

1.9 “Shareholder” means a holder of record of Shares of a Fund.

1.10 “Shareholder Data” means all information, including Personal Information, maintained on the records database of or otherwise possessed by Agent concerning Shareholders.

2.  APPOINTMENT OF AGENT.

2.1 Appointments. Each Fund appoints Trust Company and Computershare hereby accept such appointments, as follows:

(a) Trust Company to act as sole transfer agent and registrar for all Shares;

(b) Computershare as the service provider to Trust Company and as processor of all payments received or made by or on behalf of Fund under this Agreement, all as of the Commencement Date, and

(c) Trust Company as administrator of any Plans in accordance with the terms and conditions of this Agreement and such Plans.

2.2 Appointment Documents. On or before the Commencement Date, each Fund will provide the appointment and corporate authority documents as set out separately by Agent, including but not limited to the following:

(a)	Board resolution appointing Trust Company as the transfer agent;
(b)

Board resolution and/or certificate of incumbency designating officers or other designated persons of Fund authorized to sign written instructions and requests and, if applicable, Share certificates, in connection with this Agreement (each an “Authorized Person”);

(c)

An opinion of counsel for Fund addressed to Agent as mutually agreed upon by both Fund and Agent, concerning, without limitation, Fund’s legal status under applicable law and legal status of the Shares, including whether the applicable offering of Shares is registered or exempt from registration;

(d)	A certificate of Fund as to the Shares authorized, issued and outstanding, as well as a description of all reserves of unissued Shares relating to the exercise of options; and
(e)	A complete and accurate register of Shareholders.

2.3 Records. Agent may adopt as part of its records all Shareholder lists, Share ledgers, records, books, and documents which have been employed by each Fund or any of its agents and which are certified to be true, authentic and complete and which have been provided to Agent. Agent shall keep records relating to the Services, in the form and manner it deems advisable, but in any event consistent with the reasonable standards of the transfer agency industry. Agent agrees that all such records prepared or maintained by it relating to the Services are the property of each respective Fund and will be preserved, maintained and made available in accordance with the requirements of applicable law and Agent’s records management policy, and will be surrendered promptly to Fund in accordance with its request subject to applicable law and Agent’s records management policy.

2.4 Shares. Each Fund shall, if applicable, inform Agent as soon as practicable in advance as to: (a) the existence or termination of any restrictions on the transfer of Shares, the application to or removal from any Share of any legend restricting the transfer of such Shares (which may be subject, in the case of removal of any such legend, to delivery of such legal opinion in form and substance acceptable to Agent), or the substitution for such Share of a Share without such legend; (b) any authorized but unissued Shares reserved for specific purposes; (c) any outstanding Shares which are exchangeable for Shares and the basis for exchange; (d) reserved Shares subject to option and the details of such reservation; (e) any Share split or Share dividend; (f) any other relevant event or special instructions which may affect the Shares; (g) any bankruptcy, insolvency or other proceeding regarding Fund affecting the enforcement of creditors’ rights; and (h) any future original issuances of Shares for which Agent will act as transfer agent under this Agreement (subject to delivery of a legal opinion of counsel for Fund addressed to Agent in a form mutually agreed upon by Fund and Agent, concerning, without limitation, the legal status of such Shares, including whether the applicable issuance is part of an offering of Shares that is registered or exempt from registration).

2.5 Fund Responsibility. Fund shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as Agent may reasonably require in order to carry out or perform its obligations under this Agreement. If any out-of-balance condition caused by a Fund or any of its prior agents arises during any term of this Agreement, then Fund will, promptly upon Agent’s request, provide Agent with funds or Shares sufficient to resolve such out-of-balance condition. For purposes of the prior sentence, an “out-of-balance condition” occurs when any funds or Shares do not balance out adequately to cover payment or issuance obligations to Shareholders, or there is a record difference or over issuance as defined under applicable state or federal law.

2.6 Scope of Agency. With respect to Fund:

(a)

Agent shall act solely as agent for Fund under this Agreement and owes no duties hereunder to any other person. Agent undertakes to perform the duties and only the duties that are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against Agent. Agent is engaged in an independent business and will perform its obligations under this Agreement as an agent of Fund for the purposes of the Services to be furnished hereunder.

(b)

Agent may rely upon, and shall be protected in acting or refraining from acting in good faith reliance upon, (i) any communication from Fund, any predecessor transfer agent or co-transfer agent or any registrar (other than Agent), predecessor registrar or co-registrar; (ii) any instruction, notice, request, direction, consent, report, certificate, opinion or other instrument, paper, document or electronic transmission believed in good faith by Agent to be genuine and to have been signed or given by the proper party; (iii) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (iv) any instructions received through Direct Registration System/Profile. In addition, Agent is authorized to refuse to make any transfer that it determines in good faith not to be in good order.

(c)

From time to time, Fund may provide Agent with instructions concerning the Services. Further, Agent may apply to any Authorized Person for instruction, and may consult with legal counsel for Fund with respect to any matter arising in connection with the Services. Agent and its agents and subcontractors shall not be liable and shall be indemnified by Fund under Section 7.1 of this Agreement for any action taken or omitted by Agent in good faith reliance upon any Fund instructions given by an Authorized Person or upon the advice or opinion of Fund counsel. Fund shall promptly provide Agent with an updated board resolution and/or certificate of incumbency regarding any change of authority for any Authorized Person. Agent shall not be held to have notice of any change of authority of any Authorized Person, until receipt of written notice thereof from Fund.

(d)

Compliance with Laws. Agent is obligated and agrees to comply with all applicable U.S. federal, state and local laws and regulations, codes, orders and government rules in the performance of its duties under this Agreement.

2.7 Additional Funds. To the extent that a Fund is added to Schedule A after the Effective Date, such Fund is a Fund for all purposes of this Agreement and is bound by all terms and conditions and provisions of this Agreement, including, without limitation, the representations and warranties of Funds set forth herein.

2.8 Amendment to Schedule A. The parties agree to amend Exhibit A to reflect the most updated information regarding Funds and Shares relevant to this Agreement. The parties agree that notwithstanding Section 13.4 of this Agreement, Schedule A may be amended without an executed written amendment if an Authorized Person delivers by email to Agent’s Relationship Manager a copy of an amended and restated Schedule A, dated as of the date such amended and restated Schedule A is intended to be effective, and a member of Agent’s Relationship Management team acknowledges in a responding email that the amended and restated Schedule A has been received. To the extent Schedule A is amended to add a Fund, Fund must provide Agent with the documents listed in Section 2.2 of this Agreement in relation to such Fund on a timeline mutually agreed by the parties.

2.9 Rule 38a-1 Compliance Program. Agent will maintain written policies and procedures reasonably designed to prevent violations of the Federal Securities Laws, as that term is defined in Rule 38a-1, adopted by the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (“Rule 38a-1”) with respect to the Services. On a quarterly basis, Agent will provide to Fund a certification in connection with Rule 38a-1. Upon Fund’s request, Agent will provide Fund with a summary of its policies and procedures in connection with Fund’s compliance with Rule 38a-1 and will provide such explanations of its policies and procedures as Fund may reasonably request. To the extent Agent makes any material changes to its written policies and procedures in order to address changing regulatory and industry developments that would impact Fund’s compliance with Rule 38a-1, Agent will notify Fund of any such changes in a timely manner.

2.10 Anti-Money Laundering; Office of Foreign Asset Control. Agent will comply with any laws or regulations relating to anti-money laundering applicable to Agent with respect to Fund’s Shareholders, including compliance with Office of Foreign Asset Control laws or regulations, currency transaction reporting laws and regulations and suspicious activity reporting and recordkeeping requirements, by adopting appropriate compliance policies, procedures, and internal controls.

3.  STANDARD SERVICES.

3.1 Share Services. Agent shall perform the Services set forth in the Fee and Service Schedule (“Fee and Service Schedule”) attached hereto and incorporated herein. Agent shall perform the Services in compliance with this Agreement and in a manner consistent with the reasonable standards of the transfer agency industry.

3.2 Internet Services. Agent shall make available to Fund and Shareholders, through its web sites, including but not limited to www.computershare.com (collectively, “Web Site”), online access to certain Account and Shareholder information and certain transaction capabilities (“Internet Services”), subject to Agent’s security procedures and the terms and conditions set forth herein and on the Web Site. Agent provides Internet Services “as is,” on an “as available” basis, and hereby specifically disclaims any and all representations or warranties, express or implied, regarding such Internet Services, including any implied warranty of merchantability or fitness for a particular purpose and implied warranties arising from course of dealing or course of performance.

3.3 Proprietary Information. Each Fund agrees that the databases, programs, screen and report formats, interactive design techniques, Internet Services, software (including methods or concepts used therein, source code, object code, or related technical information) and documentation manuals furnished to Fund by Agent as part of the Services are under the control and ownership of Agent or a third party (including its affiliates) and constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”). Shareholder Data is not Proprietary Information. Each Fund agrees that Proprietary Information is of substantial value to Agent or other third party and will treat all Proprietary Information as confidential in accordance with Section 9 of this Agreement. Each Fund shall take reasonable efforts to advise its relevant employees and agents of its obligations pursuant to this Section 3.3.

3.4 Third Party Content. Agent may provide real-time or delayed quotations and other market information and messages (“Market Data”), which Market Data is provided to Agent by certain third parties who may assert a proprietary interest in Market Data disseminated by them but do not guarantee the timeliness, sequence, accuracy or completeness thereof. Each Fund agrees and acknowledges that Agent shall not be liable in any way for any loss or damage arising from or occasioned by any inaccuracy, error, delay in, omission of, or interruption in any Market Data or the transmission thereof; provided, that Agent is not negligent in selecting, retaining, or monitoring the activities of such third party.

3.5 Lost Shareholders; In-Depth Shareholder Search.

(a)

Computershare shall conduct such database searches to locate lost Shareholders as are required by Rule 17Ad-17 (“Rule 17Ad-17”) promulgated under the Securities Exchange Act of 1934, as amended (“1934 Act”), without charge to Shareholder(s). If a new address is so obtained in a database search for a lost Shareholder, then Computershare shall conduct a verification mailing and update its records for such Shareholder accordingly.

(b)

Computershare may cause the performance of more in-depth searches for the purpose of (i) locating certain lost Shareholders for whom a new address is not obtained in accordance with clause (a) above, (ii) identifying Shareholders who are deceased (or locating such deceased Shareholder’s estate representative, heirs or other party entitled to act with respect to such Shareholder’s Account (“Authorized Representative”)), and (iii) locating Shareholders whose Accounts contain an uncashed check older than 180 days and who have already received the required unresponsive payee notification under Rule 17Ad-17, in each case using the services of a locating service provider selected by Computershare (“Service Provider”), which Service Provider may be an affiliate of Computershare. Such Service Provider may compensate Computershare for processing and other services that Computershare provides in connection with such in-depth search, including providing Computershare a portion of its service fees.

(c)

In communicating its services to any Shareholder (or Authorized Representative) located pursuant to clause (b) above, such Service Provider shall clearly identify to such Shareholder (or Authorized Representative) all assets held in such Shareholder’s Account. Such Service Provider shall inform any such located Shareholders (or Authorized Representative) that such Shareholder (or Authorized Representative) may choose (i) to contact Computershare directly to update account records and claim uncashed check funds, if any, at no charge, (ii) to contact such Shareholder’s broker directly to update account records and claim uncashed funds, if any, subject to the broker’s applicable fees, documentation requirements and other procedures, or (iii) to use the services of such Service Provider for a processing fee, which may not exceed approximately 10% of the asset value of such Shareholder’s property where the registered Shareholder is living, deceased, or not a natural person; and provided that in no case shall such fee exceed the maximum statutory fee permitted by the applicable state jurisdiction. If a Fund selects a locating service provider other than one selected by Computershare, then Computershare shall not be responsible for the terms of any agreement between such provider and Fund and additional fees may apply.

(d)	Pursuant to Section 2.6(c) of this Agreement, each Fund hereby authorizes and instructs Computershare to provide to Service Provider:
(i)

aggregate Shareholder Data including number of projected eligible Accounts, value of projected eligible Accounts (includes sum of outstanding checks and value of Shares) in order for Service Provider to determine the feasibility of providing in-depth search services;

(ii)	upon determination by Service Provider that an in-depth Shareholder location program will be implemented and after notification of implementation to Fund by Computershare (including by e-mail):
(1)	a complete Shareholder file (from which Service Provider will eliminate those Accounts for which a search is still required by Rule 17Ad-17); and
(2)	preliminary escheatment files (used to block Accounts that may not be serviced under the program based on state unclaimed property laws); and
(iii)	view-only access (during the time a program is in place) to Shareholder Data for the limited purposes of verifying Account information and reconcilement for program eligible Accounts.

4. COMPUTERSHARE DIVIDEND DISBURSING AND PAYMENT SERVICES.

4.1 Declaration of Dividends. Each Fund must provide Computershare with written notice from an Authorized Person of any declaration of a dividend. Computershare will initiate dividend payments to the extent Computershare receives sufficient funds from Fund in advance of such initiation. The payment of such funds to Computershare for the purpose of being available for the payment of dividends from time to time is not intended by Fund to confer any rights in such funds on Shareholders whether in trust, contract, or otherwise.

4.2 Stop Payments. Each Fund hereby authorizes Computershare to stop payment of checks issued in payment of sales proceeds and of dividends, if applicable, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or, through no fault of theirs, are otherwise beyond their control and cannot be produced by them for presentation and collection, and Computershare shall issue and deliver duplicate checks in replacement thereof, and Fund shall indemnify Agent against any loss or damage resulting from reissuance of the checks so long as Agent has acted in accordance with the terms of this Agreement with respect to Section 7.3.

4.3 Tax Withholding. Each Fund hereby authorizes Computershare to deduct from all payments of sales proceeds and of dividends declared by that Fund and disbursed by Computershare to Shareholders, if applicable, the tax required to be withheld pursuant to Sections 1441, 1442, 1445, 1471 through 1474, and 3406 of the Internal Revenue Code of 1986, as amended, or by any federal or state statutes subsequently enacted, and to make the necessary returns and payment of such tax to the relevant taxing authority. Each Fund will provide withholding and reporting instructions to Computershare from time to time as relevant, and upon request of Computershare.

4.4 Plan Payments. Each Fund hereby authorizes Computershare to receive all payments made to Fund (i.e., optional cash purchases) or Agent under the Plans and make all payments required to be made under such Plans, including all payments required to be made to Fund. For optional cash purchases, in the event funds are unavailable for any reason (including, without limitation, due to a rejection or reversal of the payment), Computershare shall sell the Shares purchased and any gain thereon shall accrue to Computershare.

4.5 Bank Accounts. All funds administered by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of Services (the “Monies”) shall be administered by Computershare as agent for Fund and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for Fund. The Monies shall not be comingled with other client funds or Computershare’s own corporate funds. Until paid pursuant to this Agreement, Computershare may administer or invest the Monies through such accounts in: (a) funds backed by obligations of, or guaranteed by, the United States of America; (b) debt or commercial paper obligations rated A-1 or P-1 or better by S&P Global Inc. (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), respectively; (c) Government and Treasury backed AAA-rated Fixed NAV money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940, as amended; or (d) short term certificates of deposit, bank repurchase agreements, and bank accounts with commercial banks with Tier 1 capital exceeding $1 billion, or with an investment grade rating by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall have no responsibility or liability for any diminution of the Monies that may result from any deposit or investment made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits or investments. Computershare shall not be obligated to pay such interest, dividends or earnings to Fund, any Shareholder or any other party.

5. FEES AND EXPENSES.

5.1 Fee and Service Schedules. Each Fund, individually and not jointly, agrees to pay Agent the fees and expenses for Services performed for such Fund pursuant to this Agreement as set forth in the Fee and Service Schedule. At least sixty (60) days before the expiration of the Initial Term (as defined below) or a Renewal Term (as defined below), whichever is applicable, the parties to this Agreement will agree upon a new fee schedule for the upcoming Renewal Term. If no new fee schedule is agreed upon, the fees will increase as set forth in the Term Section of the Fee and Service Schedule.

5.2 Invoices. Each Fund, individually and not jointly, agrees to pay all fees and expenses within thirty (30) days of Fund’s receipt of such invoice, except for any amounts that are subject to good faith dispute. In the event of such dispute, Fund must promptly notify Agent of such dispute and may only withhold that portion of the amounts subject to such dispute. Fund shall settle such disputed amounts within five (5) business days of the date on which Fund and Agent agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by applicable law or legal process.

5.3 Late Payments.

(a)

If any undisputed amount in an invoice of Agent (for fees or reimbursable expenses) is not paid within thirty (30) days after the date of such invoice, then Agent may charge the applicable Fund interest thereon (from the due date to the date of payment) at a monthly rate equal to one and a half percent (1.5%). Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable law.

(b)

The failure by Fund to (i) pay the undisputed portion of an invoice within ninety (90) days after the date of such invoice or (ii) timely pay the undisputed portions of two (2) consecutive invoices shall constitute a material breach of this Agreement by Fund. Notwithstanding terms to the contrary in Section 10.2 below, Agent may terminate this Agreement for such material breach upon providing Fund with thirty (30) days’ written notice, which may be sent via e-mail, and shall not be obligated to provide Fund with 30 days to cure such breach for a failure under Section 5.3(b)(i), but shall allow 30 days to cure once each calendar year for a failure under Section 5.3(b)(ii).

5.4 Transaction Taxes. Each Fund is responsible for all taxes, levies, duties, and assessments levied on Services purchased under this Agreement for such Fund (collectively, “Transaction Taxes”). Computershare is responsible for collecting and remitting Transaction Taxes in all jurisdictions in which Computershare is registered to collect such Transaction Taxes. Computershare shall invoice Fund for such Transaction Taxes that Computershare is obligated to collect upon the furnishing of Services. Each Fund shall pay such Transaction Taxes according to the terms in Section 5.2. Computershare shall timely remit to the appropriate governmental authorities all such Transaction Taxes that Computershare collects from Fund. To the extent that Fund provides Computershare with valid exemption certificates, direct pay permits, or other documentation that exempts Computershare from collecting Transaction Taxes from Fund, invoices issued for Services provided after Computershare’s receipt of such certificates, permits, or other documentation will not reflect exempted Transaction Taxes. Computershare is solely responsible for the payment of all personal property taxes, franchise taxes, corporate excise or privilege taxes, property or license taxes, taxes relating to Computershare’s personnel, and taxes based on Computershare’s net income or gross revenues relating to Services.

8. REPRESENTATIONS AND WARRANTIES.

6.1 Agent. Agent represents and warrants to each Fund that:

(a)

Governance. Trust Company is a federally chartered trust company duly organized, validly existing, and in good standing under the laws of the United States and Computershare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and each has full power, authority and legal right to execute, deliver and perform this Agreement; and

(b)

Compliance with Laws. The execution, delivery and performance of this Agreement by Agent has been duly authorized by all necessary action, constitutes a legal, valid and binding obligation of Agent enforceable against Agent in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Agent is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Agent, (iii) Agent’s incorporation documents or by-laws, or (iv) any material agreement to which Agent is a party.

6.2 Fund. Each Fund represents and warrants to Agent that:

(a)

Governance. It is an entity commonly known as a “Massachusetts Business Trust” duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and it has full power, authority and legal right to enter into and perform this Agreement;

(b)

Compliance with Laws. The execution, delivery and performance of this Agreement by Fund has been duly authorized by all necessary action, constitutes a legal, valid and binding obligation of Fund enforceable against Fund in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Fund is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Fund, (iii) Fund’s incorporation documents or by-laws, (iv) any material agreement to which Fund is a party, or (v) any applicable stock exchange rules;

(c)

Securities Laws. Registration statements under the Securities Act of 1933, as amended (“1933 Act”) and the 1934 Act have been filed and are currently effective, or will be effective prior to the sale of any Shares, and will remain so effective, and all appropriate state securities law filings have been made with respect to all Shares being offered for sale except for any Shares which are offered in a transaction or series of transactions which are exempt from the registration requirements of the 1933 Act, 1934 Act and state securities laws; Fund will immediately notify Agent of any information to the contrary;

(d)

Shares. The Shares issued and outstanding on the date hereof have been duly authorized, validly issued and are fully paid and are, except as provided in each respective Fund’s Agreement and Declaration of Trust, non-assessable; and any Shares to be issued hereafter, when issued, shall have been duly authorized, validly issued and fully paid and will be, except as provided in Fund’s Agreement and Declaration of Trust, non-assessable; and

(e)	Facsimile Signatures. The use of facsimile signatures by Agent in connection with the countersigning and registering of Share certificates has been duly authorized by Fund and is valid and effective.

7. INDEMNIFICATION AND LIMITATION OF LIABILITY.

7.1 Fund Indemnity. Each Fund shall indemnify and hold Agent harmless from and against, and Agent shall not be responsible for, any and all losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liabilities (collectively, “Losses”) to the extent determined by a court of competent jurisdiction to be arising out of or attributable to Agent’s duties under this Agreement or this appointment, including the reasonable and documented costs and expenses of defending itself against any Losses or enforcing this Agreement, except for any liability of Agent as set forth in Section 7.2 below.

7.2 Agent Indemnification/Limitation of Liability. Agent shall only be responsible for and shall indemnify and hold each Fund harmless from and against any and all Losses to the extent determined by a court of competent jurisdiction to be arising out of or attributable to: (a) Agent’s or its agents’ refusal or failure to comply with the terms of this Agreement; (b) Agent’s bad faith, negligence or willful misconduct; or (c) Agent’s, or its agents’, breach of any representation or warranty hereunder, in each case, for which Agent is not entitled to indemnification under this Agreement; provided, however, that excluding Agent’s gross negligence, bad faith and willful misconduct, Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all Services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, five (5) times the amounts paid hereunder by each Fund to Agent as fees and charges, but not including reimbursable expenses of such Fund, during the twelve (12) months immediately preceding the event for which recovery from Agent is being sought.

7.3 Notice. In order that the indemnification provisions contained in this Section 7 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion in writing after it becomes aware, and shall keep the other party advised with respect to all developments concerning such claim; provided, that failure to give prompt notice shall not relieve the indemnifying party of any liability to the indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action has been materially prejudiced by the indemnified party’s failure to timely give such notice. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify it, except with the indemnifying party’s prior written consent, which shall not be unreasonably withheld or delayed.

8.  DAMAGES. Notwithstanding anything in this Agreement to the contrary, neither party shall be liable to the other for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement, even if apprised of the possibility of such damages.

9. CONFIDENTIALITY AND DATA PRIVACY.

9.1 General. All Confidential Information of a party will be held in confidence by the other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care. Neither party will disclose in any manner Confidential Information of the other party in any form to any person or entity without the other party’s prior consent. However, each party may disclose relevant aspects of the other party’s Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law. Without limiting the foregoing, each party will implement physical and other security measures and controls designed to protect (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information. To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 9.

9.2 Required or Permitted Disclosure. In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests or demands to Agent for Shareholder records pursuant to subpoenas or requests from state or federal government authorities (e.g., probate, divorce and criminal actions), the party receiving such request or demand will promptly notify the other party to secure instructions from an authorized officer of such party as to such request or demand and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by applicable law or court order. Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by applicable law or court order.

9.3 Unauthorized Disclosure. As may be required by applicable law and without limiting any party’s rights in respect of a breach of this Section 9, each party will promptly:

(a)	notify the other party in writing of any unauthorized possession, use or disclosure of the other party’s Confidential Information by any person or entity that may become known to such party;
(b)	furnish to the other party full details of the unauthorized possession, use or disclosure; and
(c)	use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

9.4 Data Privacy.

(a)

Agent will not retain, use, process, or disclose Personal Information for any purpose other than (i) the specific purpose of performing the Services specified in this Agreement on behalf of Fund and the services reasonably related thereto; (ii) Agent’s business purposes, including, without limitation, as may be defined by applicable U.S. privacy laws, or (iii) as otherwise required or permitted by applicable law and the terms of this Agreement.

(b)

Agent will not sell, rent, release, disclose, disseminate, make available, transfer, or otherwise communicate orally, in writing, or by electronic or other means, any Personal Information to a third party for monetary or other valuable consideration from such third party, except as permitted by applicable law.

(c)

Agent will reasonably assist Fund to support Fund’s obligations to respond to requests of Shareholders exercising their rights under applicable U.S. privacy laws, as directed by Fund and agreed to by Agent.

9.5 Regulation S-P. Agent will comply in all material respects with the requirements of the amended Regulation S-P as set forth in 17 C.F.R. § 248.30 (“Regulation S-P”) applicable to it as the transfer agent for the Company, including with respect to the provision of written notice to the Company as soon as possible, but no later than 72 hours after becoming aware of a breach in security, as defined in 17 C.F.R. § 248.30(a)(5)(i)(B) (each a “Breach”). Such written notification will include details of the Breach including but not limited to: (i) the nature and scope of the Breach; (ii) the estimated date or date range within which the Breach occurred and the date on which Agent first discovered or became aware of the Breach; and (iii) the approximate number of individuals whose information was impacted; and (iv) the measures taken or proposed to be taken to contain and control the Breach. In the event any such information has not yet been ascertained at the time Agent makes its initial notification to the Company, or new facts become available that are different from those already reported to the Company, Agent agrees to provide prompt notification and updates to the Fund thereof on an ongoing basis. Agent shall not make any public announcement or issue any notification regarding a Breach without the Company’s prior written approval, unless it is required to do so by law, in which case it shall provide the Company reasonable prior notice.

10. TERM AND TERMINATION.

10.1 Term. The initial term of this Agreement shall be three (3) years from the Effective Date (“Initial Term”) unless terminated pursuant to the provisions of this Section 10. This Agreement will renew automatically from year to year (each a “Renewal Term”), unless a terminating party gives written notice to the other party not less than sixty (60) days before the expiration of the Initial Term or Renewal Term, whichever is in effect, or this Agreement is otherwise terminated pursuant to the provisions of this Section 10.

10.2 Termination for Cause. This Agreement may be terminated at any time by any party (a) upon a material breach of a representation, covenant or term of this Agreement by any other party which is not cured within thirty (30) days after receipt of written notice thereof from the terminating party or (b) if any proceeding in bankruptcy, reorganization, receivership or insolvency is commenced by or against any other party, such other party shall become insolvent or shall cease paying its obligations as they become due or such other party shall make any assignment for the benefit of its creditors.

10.3 Fees and Expenses. Upon termination or expiration of this Agreement for any reason, including any termination of this Agreement with respect to any Fund, or termination due to liquidation, Fund shall pay to Agent on or before the effective date of such termination or expiration (a) all fees and expenses due and payable to Agent up to and including the date of such termination or expiration, and (b) in connection with the movement of records, materials, and services to Fund or the successor agent, (i) all reasonable and documented expenses and (ii) a conversion fee in an amount of $3,500.00. Upon Fund’s request, Agent shall provide extended conversion services (e.g., test files) for an additional fee.

10.4 Early Termination. Notwithstanding anything in this Agreement to the contrary, if this Agreement is terminated prior to the expiration of the then-current term (a) by Fund for any reason other than pursuant to Section 10.2 above, including but not limited to, Fund’s liquidation, acquisition, merger or restructuring, or (b) by Agent pursuant to Section 10.2 above, then, in addition to the payments required in Section 10.3 above, Fund shall pay to Agent all fees accelerated through the end of, and including all months that would have remained in, the then-current term at the time of termination. Such fees will be calculated using the rates, volumes, and Services in effect as of the termination date. If Fund does not provide notice of early termination within the time period referenced in Section 10.1 above, Agent shall make a good faith effort, but cannot guarantee, to convert Fund’s records on the date requested by Fund.

11. ASSIGNMENT. Neither this Agreement nor any rights or obligations hereunder may be assigned by Fund or Agent without the written consent of the other, such consent not to be unreasonably withheld; provided, however, that Agent may, without further consent of Fund, assign any of its rights and obligations hereunder to any affiliated transfer agent registered under Rule 17Ac2-1 promulgated under the 1934 Act. Agent shall provide a Fund with written notice of such an assignment and, upon receipt of such notice, Fund may terminate this Agreement upon sixty (60) days written notice. The provisions of Section 10.4 shall not apply to such a termination.

12. SUBCONTRACTORS AND UNAFFILIATED THIRD PARTIES.

12.1 Subcontractors. Agent may, without further consent of Fund, subcontract with (a) any affiliates, or (b) unaffiliated subcontractors for such services as may be required from time to time (e.g., lost Shareholder searches, escheatment, telephone and mailing services); provided, however, that Agent shall be as fully responsible to Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions under this Agreement. Agent shall provide Fund each year, upon request, and otherwise upon reasonable request, with a list of its unaffiliated subcontractors who have access to Shareholder Data.

12.2 Unaffiliated Third Parties. Nothing herein shall impose any duty upon Agent in connection with or make Agent liable for the actions or omissions to act of unaffiliated third parties (other than subcontractors referenced in Section 12.1 of this Agreement) such as, by way of example and not limitation, airborne services, delivery services, the U.S. mails, and telecommunication companies, provided, that if Agent selected such company, then Agent exercised due care in selecting the same.

13. MISCELLANEOUS.

13.1 Notices. Any notice or communication by Agent or Fund to the other pursuant to this Agreement is duly given if in writing and delivered in person or sent by overnight delivery service or first class mail, postage prepaid, to the other’s address or to the e-mail address listed below:

If to Fund:	DoubleLine Group LP 2002 N. Tampa St., Suite 200 Tampa, FL 33602 Attn: General Counsel E-mail: Legal@doubleline.com

If to Agent:	Computershare Trust Company, N.A. 150 Royall Street Canton, MA 02021 Attn: General Counsel e-mail: #USCISLegalContractNotices@computershare.com

13.2 No Expenditure of Funds. No provision of this Agreement shall require Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

13.3 Successors. All the covenants and provisions of this Agreement by or for the benefit of each respective Fund or Agent shall bind and inure to the benefit of their respective permitted successors and assigns hereunder.

13.4 Amendments. This Agreement may be amended or modified by a written amendment executed by the parties and, to the extent required, authorized by a resolution of the Board of Trustees of the applicable Fund.

13.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

13.6 Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of New York, without regard to principles of conflicts of law. Fund and Agent irrevocably (a) submit to the non-exclusive jurisdiction of any New York State court sitting in New York City or the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (b) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding, and (c) waive, to the fullest extent permitted by law, all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.

13.7 Force Majeure. Neither party shall be liable for any delay or failure in performance when such delay or failure arises from circumstances beyond its reasonable control, including, without limitation, acts of God, acts of government in its sovereign or contractual capacity, acts of public enemy or terrorists, acts of civil or military authority, war, riots, civil strife, terrorism, blockades, sabotage, rationing, embargoes, epidemics, pandemics, outbreaks of infectious diseases or any other public health crises, earthquakes, fire, flood, other natural disaster, quarantine or any other employee restrictions, power shortages or failures, utility or communication failures or delays, labor disputes, strikes, or shortages, supply shortages, equipment failures, or software malfunctions; provided, that such delayed or non-performing party shall use commercially reasonable efforts to resume performance as soon as practicable.

13.8. Declaration of Trust and Limitation of Liability. A copy of the Declaration of Trust, as amended, of each Fund is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that the obligations of this Agreement with respect to each such Fund shall be binding upon the assets and properties of such Fund only and shall not be binding upon the assets or properties of the trustees, officers, employees, agents or shareholders of such Fund individually.

13.9 Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only Agent, Fund and their respective permitted successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.

13.10 Survival. All provisions regarding indemnification, warranty, liability and limits thereon, compensation and expenses and confidentiality and protection of proprietary rights and trade secrets shall survive the termination or expiration of this Agreement.

13.11 Priorities. In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any exhibits, schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

13.12 Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

13.13 No Strict Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

13.14 Descriptive Headings. Descriptive headings contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

13.15 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

13.16 Audit. Agent shall, upon at least thirty (30) days written notice, no more frequently than once per year (unless required by a Fund’s regulators or in response to a previously-identified material deficiency, in which event the additional audit will only relate to such deficiency), and at mutually agreed dates and times, allow a

Fund, its auditors and/or its regulators, at Fund’s cost and expense, to inspect, examine, and audit Agent’s offices, operations, procedures and business records that are relevant to the Services provided hereunder by Agent (collectively, “Records”), solely to determine Agent’s compliance with this Agreement, and only to the extent that such Records were not included within the scope of the SSAE 18/SOC 1, ISAE 3402, AT-C Section 205, or equivalent audit provided by Agent within the previous calendar year (collectively “Audits”). Notwithstanding the foregoing, Agent may, in its sole discretion, prohibit a Fund from entering certain areas of its facilities for security reasons, in which case Agent will provide the Fund with alternative access to the Records, information or personnel in such restricted area, to the extent reasonably possible. Audits shall not include security assessments such as penetration testing or vulnerability scanning by a Fund. Further, each Fund agrees that any Audit includes the right of the Fund to inspect Records on-site at Agent’s offices, but not the right to copy Records. A Fund will provide Agent with a written Scope of Work including a mutually agreed level of detail, at least ten (10) business days in advance of commencement of an Audit. Agent shall cooperate reasonably and in good faith with a Fund’s internal or external auditors to ensure a prompt and accurate Audit. In addition, Agent shall address within a reasonable time period and in the manner determined by Agent any practices found to be non-compliant with this Agreement after receipt of a Fund’s Audit report. Each Fund acknowledges that Agent may require any such auditors and/or regulators of a Fund to agree to written confidentiality provisions relating to Agent’s proprietary and confidential information that such auditors and/or regulators may have access to during any such Audit. Each Fund agrees to compensate Agent for all reasonable out of pocket expenses incurred by Agent in connection with any Audit (e.g., travel and subsistence if necessary for the location of the Audit) of that Fund, and also agrees to compensate Agent for the time of each Agent employee required to assist such Audit (e.g., subject matter experts in Information Security, Technology, Business Operations, Client and External Audit Services); provided, however, that in no event shall a Fund be charged for (i) the time incurred by Agent’s Relationship Management employees required to assist such Audit; or (ii) costs related to another Fund’s Audit.

13.17  Business Continuity and Disaster Recovery. Agent will maintain plans for business continuity, disaster recovery, and backup capabilities and facilities designed to ensure Agent’s continued performance of its obligations under this Agreement, including, without limitation, loss of production, loss of systems, loss of equipment, failure of carriers, and the failure of Agent’s or its supplier’s respective equipment, computer systems or business systems (“Business Continuity Plan”). Such Business Continuity Plan shall include, but not be limited to, testing, accountability, and corrective actions designed to be promptly implemented, if necessary. Agent will provide an attestation of relevant test results of such Business Continuity Plan upon reasonable, written request of Fund. Agent will test the adequacy of its Business Continuity Plan at least annually.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its officers thereunto duly authorized, all as of the Effective Date.

Computershare Inc. and Computershare Trust Company, N. A. On Behalf of Both Entities:		On behalf of each of the DoubleLine Closed-End Investment Companies listed on Schedule A hereto

By:	/s/ Rachel Fisher	By:	/s/ Patrick Townzen

Name:	Rachel Fisher	Name:	Patrick Townzen

Title:	Sr Contract Negotiation Specialist	Title:	Vice President of DoubleLine Funds Trust

[SIGNATURE PAGE TO TRANSFER AGENCY AND SERVICE AGREEMENT]

Schedule A

Funds and Classes

FUND	CLASSES	COMMENCEMENT DATE	DIVIDEND FREQUENCY
DoubleLine Opportunistic Credit Fund	N/A	April 13, 2026	Monthly
DoubleLine Income Solutions Fund	N/A	April 13, 2026	Monthly
DoubleLine Yield Opportunities Fund	N/A	April 13, 2026	Monthly